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                                                                 EXHIBIT 10.25


                            COMPENSATORY ARRANGEMENT


      The Company has adopted a compensatory arrangement pursuant to which certain executive officers and other members of management will be compensated in the event of the successful completion of the sale, merger or liquidation of the Company. The individuals covered by this arrangement are Drs. Gregory B. Butler, Graham Durant, Elkan R. Gamzu, David Gwynne, William F. Holt and Robert
N. McBurney and Mr. Harry W. Wilcox and Mrs. Laima I. Mathews. Compensation to be paid to these employees includes a "success bonus" based on a percentage of the dollar value of the transaction entered into by the Company. Except as otherwise determined by the Board of Directors, in the event that any of these individuals voluntarily terminates his or her employment with the Company prior to the successful completion of such a transaction, no bonus will be paid to that individual. Additionally, in the event that the Company terminates the employment of these individuals, he or she will receive severance payments ranging from 25% to 100% of such individual's base salary and the continuation for a prescribed period of all employee benefits currently provided by the Company.